EXHIBIT 10.12

RETIREMENT AGREEMENT

          This Retirement Agreement (this “Agreement”) is entered into as of September 30, 2004 between Technology Solutions Company, a Delaware corporation (the “Company”), and Paul R. Peterson (the “Employee”).

          WHEREAS, the Employee currently serves as Senior Vice President, General Counsel and Secretary of the Company and as a director and officer of subsidiaries of the Company; and

          WHEREAS, the Company and the Employee desire to set forth herein their mutual agreement with respect to all matters relating to (i) the Employee’s retirement and resignation as an officer of, and cessation of employment with, the Company, (ii) the Employee’s retirement and resignation as a director and officer of subsidiaries of the Company and (iii) the Employee’s release of claims, all upon the terms set forth herein.

          NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Employee hereby agree as follows:

          1. Retirement; Termination of Employment. The Employee hereby retires and resigns as Senior Vice President, General Counsel and Secretary of the Company and from all directorships and offices of the Company’s subsidiaries and from all other positions (if any) with the Company and its affiliates, effective as of the date hereof (the “Retirement Date”). On the Retirement Date, the Employee shall cease to be an officer and employee of, or have any other position with, the Company and a director of and officer with any of the Company’s subsidiaries.

          2. Payment of Accrued Obligations. (a) The Company shall pay all Accrued Obligations (as defined in Section 2(b) hereof) to the Employee as soon as reasonably practicable following the Retirement Date; provided, however, that any portion of the Accrued Obligations subject to plans or policies of the Company shall be determined and paid in accordance with the terms of the relevant plan or policy as applicable to the Employee.

          (b) For purposes of this Agreement, “Accrued Obligations” shall mean, the following:

    (i) the Employee’s current base salary through the Retirement Date to the extent not theretofore paid; and

    (ii) any vacation pay and expense reimbursements accrued by the Employee as of the Retirement Date to the extent not theretofore paid.

          3. Additional Payments and Benefits. Provided that the Employee has not revoked the release contained in Section 9 hereof, and provided further that the Employee complies with Section 7 hereof, the Company shall make the payments and provide the benefits set forth in this Section 3:

          (a) During the period commencing on the day next following the Retirement Date and ending one year following the Retirement Date, the Company shall pay to the Employee amounts which in the aggregate are equal to the Executive’s current annual base salary of $250,000 per year, payable in accordance with the Company’s regular payroll practices as then in effect;

          (b) Employee shall received an additional payment of $100,000 payable in five monthly payments of $20,000 per month with the first payment due and payable November 1, 2004. During the period commencing October 1, 2004 and ending February 28, 2005, Employee agrees to make himself available to provide legal advice and counsel so long as such advice and counsel does not exceed two days (16 hours) per month and can be provided at a time and in a manner that does not interfere with any educational training, outside director obligations, and/or other profit or non-profit employment activities that Employee may be involved with during this period. In order to assist Employee in providing advice and counsel, during this period employee shall be compensated for all expenses incurred in conjunction therewith, be permitted to retain use of his corporate lap top computer, and remain on the Company’s voice mail and email.

          (c) The medical, dental and vision insurance benefits currently being provided to the Employee by the Company shall continue to be provided to the Employee by the Company during the period commencing on the Retirement Date and ending one year following the Retirement Date, subject to any modifications thereto applicable to active employees of the Company. During such period, the Company shall deduct from amounts payable to the Employee amounts equal to the amounts that would have been payable by the Employee for such coverage, and at the times such amounts would have been payable, if the Employee had continued as an active employee of the Company.

          4. Retained Stock Options. Each of the following options to purchase shares of the Company’s Common Stock granted to the Employee which shall be outstanding on the Retirement Date: (i) shall not expire at the close of business on the Retirement Date; (ii) if unvested shall vest in full on the Retirement Date; and (iii) may be exercised following the Retirement Date in accordance with the option agreement terms applicable to vested options:

	Adjusted Exercise Price	Number of Shares
Option Grant Date	(Per Share)	Currently Subject To Option
June 23, 1997	$2.626	3750
June 25, 1998	$3.595	3333
June 24, 1999	$1.48	272,269
June 8, 2000	$5.44	25,000
February 5, 2001	$3.718	50,000
January 25, 2002	$1.99	75,000
February 4, 2003	$0.97	50,000
August 1, 2003	$1.00	250,000

          Should the Company adopt an option exchange program prior to October 1, 2005 Employee shall be offered the opportunity to participate.

          5. COBRA Coverage. Pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Employee may elect to continue coverage for the Employee and his dependents under the Company’s medical, dental and vision insurance policies for a period of up to 18 months following the first anniversary of the Retirement Date and the Employee shall pay all expenses relating to such coverage in accordance with COBRA.

          6. Federal and State Withholding. The Company shall deduct from the amounts payable to the Employee pursuant to this Agreement the amount of all required federal and state withholding taxes in accordance with the Employee’s Form W-4 on file with the Company and all applicable social security taxes.

          7. Noncompetition and Nondisclosure. The Employee shall comply with his obligations under Paragraph 8 of the Employment Agreement dated as of November 22, 1994 (the “Employment Agreement”), between the Employee and the Company.

          8. Remedies; Scope of Covenants. The following provisions shall apply to the covenants of the Employee contained in Section 7 hereof:

          (a) without limiting the right of the Company to pursue all other legal and equitable remedies available for violation by the Employee of the covenants contained in Section 7 hereof, it is expressly agreed by the Employee and the Company that such other remedies cannot fully compensate the Company for any such violation and that the Company shall be entitled, in addition to other rights and remedies existing in its favor, to a restraining order or orders and other injunctive relief to prevent any such violation or any continuing violation thereof;

          (b) the Company and the Employee each intends and agrees that the covenants contained in Section 7 hereof are reasonably designed to protect the Company’s trade secrets and other legally protectable business interests without unnecessarily or unreasonably restricting the Employee’s business opportunities, but that if in any action before any court or agency legally empowered to enforce the covenants contained in Section 7 hereof any term, restriction, covenant or promise contained therein is found to be unreasonable or otherwise unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency; and

          (c) the Employee agrees that he will submit himself to the personal jurisdiction of the courts of the State of Illinois in any action by the Company to obtain injunctive or other relief.

          9. General Release. The Employee, on behalf of himself and anyone claiming through him, hereby agrees not to sue the Company or any of its divisions, subsidiaries, affiliates or other related entities (whether or not such entities are wholly owned) or any of the past, present or future directors, officers, administrators, trustees, fiduciaries, employees, agents or attorneys of the Company or any of such other entities, or the predecessors, successors or assigns of any of them (hereinafter referred to as the “Released Parties”), and agrees to release and discharge, fully, finally and forever, the Released Parties from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which the Employee ever had or may presently have against any of the Released Parties arising from the beginning of time up to and including the date on which this Agreement is executed, including, without limitation, all matters in any way related to the Employee’s employment by the Company or any of its affiliates, the terms and conditions thereof, any failure to promote the Employee and the termination or cessation of the Employee’s employment with the Company or any of its affiliates, and including, without limitation, any and all claims arising under the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, the Illinois Human Rights Act, the Chicago or Cook County Human Rights Ordinance or any other federal, state, local or foreign statute, regulation, ordinance or order, or pursuant to any common law doctrine; provided, however, that nothing contained in this Section 9 shall apply to, or release the Company from, any obligation of the Company (i) contained in this Agreement or in any benefit plan of the Company in which the Employee participates or (ii) to indemnify the Employee pursuant to the Company’s certificate of incorporation or by-laws. The consideration offered herein is accepted by the Employee as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and the Employee expressly agrees that he is not entitled to, and shall not receive, any further recovery of any kind from the Company or any of the other Released Parties, and that in the event of any further proceedings whatsoever based upon any matter released herein, neither the Company nor any of the other Released Parties shall have any further monetary or other obligation of any kind to the Employee, including any obligation for any costs, expenses or attorneys’ fees incurred by or on behalf of the Employee. The Employee agrees that he has no present or future right to employment with the Company or any of the other Released Parties and that he will not apply for or otherwise seek employment with any of them.

          10. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by the Employee and by his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of the death of the Employee while any amounts are payable to the Employee hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons designated in writing by the Employee to receive such amounts or, if no person is so designated, to the Employee’s estate.

          11. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given by a party hereto when delivered personally or by overnight courier or five days after deposit in the United

States mail, postage prepaid to the following address of the other party hereto (or to such other address of such other party as shall be furnished in accordance herewith):

If to the Company, to:

Technology Solutions Company
205 North Michigan Avenue
Suite 1500
Chicago, Illinois 60601

If to the Executive, to:

Mr. Paul R. Peterson
436 South Thurlow
Hinsdale, Illinois 60521

          12. Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to the principle of conflicts of laws.

          13. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof, including, but not limited to, the Employment Agreement, which shall have no further force or effect as of the date that the last of the parties executes this Agreement, except for: Paragraph 8 thereof as contemplated by Section 7 hereof; and Paragraphs 9, 10, 11, 17. The existence of any claim or cause of action by the Employee against the Company, whether based on this Agreement or otherwise, shall not create a defense to the enforcement by the Employer of Paragraph 8 of the Employment Agreement.

          14. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

          15. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and executed by the Employee and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Employee or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right which the Employee or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

          16. No Admission. Nothing in this Agreement is intended to, or shall be construed as, an admission by the Company or any of the other Released Parties that it violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to the Employee or otherwise. The Company, for itself and the other Released Parties, hereby expressly denies any such illegal or wrongful conduct.

          17. ACKNOWLEDGMENT BY EMPLOYEE. BY EXECUTING THIS AGREEMENT, THE EMPLOYEE EXPRESSLY ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT CAREFULLY, THAT HE FULLY UNDERSTANDS ITS TERMS AND CONDITIONS, THAT HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT, THAT HE HAS BEEN ADVISED THAT HE HAS 21 DAYS WITHIN WHICH TO DECIDE WHETHER OR NOT TO EXECUTE THIS AGREEMENT AND THAT HE INTENDS TO BE LEGALLY BOUND BY IT. DURING A PERIOD OF SEVEN DAYS FOLLOWING THE DATE OF HIS EXECUTION OF THIS AGREEMENT, THE EXECUTIVE SHALL HAVE THE RIGHT TO REVOKE THE RELEASE CONTAINED IN SECTION 9 OF THIS AGREEMENT OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT BY SERVING WITHIN SUCH PERIOD WRITTEN NOTICE OF REVOCATION. IF THE EMPLOYEE EXERCISES HIS RIGHTS UNDER THE PRECEDING SENTENCE, HE SHALL FORFEIT ALL AMOUNTS PAYABLE TO HIM PURSUANT TO SECTION 3 OF THIS AGREEMENT.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and the Employee has executed this Agreement as of the day and year first above written.

TECHNOLOGY SOLUTIONS COMPANY

/s/ MICHAEL R. GORSAGE (September 15, 2004)

Michael R. Gorsage

EMPLOYEE

/s/ PAUL R. PETERSON

Paul R. Peterson